Exhibit 10.31

[date], 2020

[name of employer]

[name of executive]

SERVICE AGREEMENT

THIS AGREEMENT IS MADE ON [date], 2020

BETWEEN

(1)	[name of employer], a [type of] company (the Company); and

[name of executive], an individual residing at the address listed in the Company’s records (the Executive)

IT IS AGREED as follows:

1.	DEFINITIONS

In this Agreement the following expressions have the following meanings:

Board means the board of directors of International General Insurance Holdings Ltd., a Bermuda exempted company, or a duly constituted committee thereof;

Change in Control means (1) any person or group of persons acquires 25% or more of the voting common stock of the Company or any parent of the Company, other than Wasef Jabsheh and members of his immediate family and trusts for the benefit of Mr. Jabsheh and members of his immediate family, (2) the sale or transfer of all or substantially all of the assets of the Company or any parent thereof to an unrelated third party, (3) any merger or consolidation of the Company or any parent thereof with an unrelated third party, (4) the liquidation or dissolution of the Company, or (5) any change in the composition of the Board which results in a change in a majority of the Board which was not approved by or consented to by the Board prior to such change.

Confidential Information means any confidential information relating to the Company or any Group Company or any of its or their customers, clients or suppliers which is received, acquired or made by the Executive in the course of the Employment and any trade secrets including, without limitation, technical data and know how relating to the business of the Company or any Group Company or any of its or their customers, clients or suppliers;

Effective Date means [date], 2020;

Employment means the Executive’s employment in accordance with the terms and conditions of this Agreement;

Group Company means the Company or any company which is (i) a holding company or affiliate of the Company or (ii) an affiliate of the Company’s holding company and Group shall be defined accordingly;

Recognised Investment Exchange means an internationally recognized stock exchange, including without limitation the New York Stock Exchange, Nasdaq and the London Stock Exchange;

Spouse means the person to whom the Executive is married and shall include a Civil Partner (as defined in the UK Civil Partnerships Act 2004) or equivalent status in the jurisdiction where the Executive resides. For the avoidance of doubt, references to ’marry’, ’married’ and ’marriage’ throughout shall be deemed to include a registered Civil Partnership and entering into or being in a registered Civil Partnership or the equivalent status in the jurisdiction where the Executive resides; and

Working Hours has the meaning given to it by Clause 4.2.

2.	REPRESENTATIONS AND WARRANTIES

2.1	The Executive represents and warrants to the Company that he is not bound by or subject to any court order, agreement, arrangement or undertaking which in any way restricts or prohibits the Executive from entering into this Agreement or form performing his obligations and duties under it.

2.2	The Executive represents and warrants to the Company that he is, or will be as at the Effective Date, legally entitled to work in Jordan.

2.3	The Executive represents and warrants to the Company that he has fully disclosed to the Company his compliance history (if any) with any applicable financial services regulatory authority with jurisdiction over the Company and its subsidiaries, including the Bermuda Monetary Authority and the UK Financial Conduct Authority.

3.	TERM AND JOB DESCRIPTION

3.1	The Executive shall be employed by the Company as [position] or in such other capacity, consistent with his status and seniority, to which he may be lawfully assigned by the Board from time to time.

3.2	The Employment shall begin on the Effective Date.

3.3	Subject to clause 19, the Employment is for an initial fixed term of 3 years, expiring on March 31, 2023 (the Initial Term). Subject to clause 19, the Initial Term shall automatically be extended for successive one year periods (each, an Extension Term and, collectively with the Initial Term, the Term), unless either party hereto gives notice of non-extension to the other no later than 60 days prior to the expiration of the then-applicable Term.

4.	DUTIES

4.1	During the Employment, the Executive will:

(a)	diligently perform all such duties and exercise all such powers as are assigned to him from time to time by or under the authority of the Board, whether such duties or powers relate to the Company or any other Group Company;

(b)	comply with all Company rules, codes of conduct, regulations, policies and procedures and those of any applicable Group Company from time to time in force;

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(c)	comply with all directions lawfully and properly given to him by or under the authority of the Board;

(d)	well and faithfully serve the Company and use his best endeavours to promote, protect, develop and extend the business interests of the Company and the Group and, unless prevented by sickness, injury or other incapacity, devote the whole of his time, attention and abilities during his Working Hours to the business of the Company or any other Group Company for which he is required to perform duties;

(e)	promptly provide the Board with all such information as it may require in connection with the business or affairs of the Company and of any other Group Company for which he is required to perform duties; and

(f)	promptly report to the Company and any applicable Group Company any matters of concern that come to his attention, or of which he is aware, in particular any acts of misconduct, dishonesty, breach of any of the Company or Group policies or codes of conduct or breach of any relevant regulatory rules committed, contemplated or discussed by him or by any member of staff, contractor or other third party.

4.2	The Executive’s Working Hours shall be such hours as are required in the proper performance of his duties.

4.3	The Executive’s normal place of work is the Company’s principle [name of country] office, currently located at [address].

4.4	The Executive agrees to travel and work (both within and outside [country]) as may be required for the proper performance of his duties under the Employment.

5.	COMPLIANCE WITH RULES AND DIRECTIONS OF REGULATORY AUTHORITIES

5.1	The Executive agrees to comply with any instruction, request or direction properly made by the Bermuda Monetary Authority (BMA), the UK Financial Conduct Authority (FCA) or the UK Prudential Regulation Authority (PRA) during his employment with the Company, including but not limited to, truthfully answering all questions put to him during any inspection or investigation by the BMA, PRA or FCA and making himself readily available to answer any such questions.

5.2	The Executive agrees to comply with any and all rules issued by the BMA, FCA and PRA from time to time which apply to him or the activities he undertakes during his employment by the Company (together the BMA/PRA/FCA Rules). The Executive should be aware that any breach by him of the BMA/PRA/FCA Rules will result in disciplinary action being taken against him and this may lead to dismissal.

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6.	SALARY

6.1	The Executive’s initial salary is (less any required deductions). The salary will be reviewed annually during the Employment (typically during January/February of each year). No salary review will be undertaken after notice has been given by either party to terminate the Employment. The Company is under no obligation to increase the Executive’s salary following a salary review, but will not decrease it.

6.2	The Executive’s salary will accrue on a daily basis, and will be payable in arrears in equal monthly instalments.

6.3	The Executive’s salary will be inclusive of all fees and other remuneration to which he may be or become entitled as an officer of the Company or of any other Group Company.

7.	BONUS

7.1	The Executive is eligible to receive an annual bonus payable in US dollars based on a target bonus opportunity of of the Executive’s then-current annual base salary.

7.2	The decision as to whether or not to award a bonus, the amount of any award and form of the award are at the sole discretion of the Company. The factors that may be taken into account by the Company in determining whether to award the Executive a discretionary bonus, and if so in what amount, include, but are not limited to, the Executive’s individual performance, assessed by reference both to financial performance and performance in meeting any other objectives set by the Company.

7.3	Except as otherwise provided herein, the Executive has no entitlement to a bonus in respect of a financial year if on the date on which bonuses are paid by the Company to other executives in respect of that financial year:

(a)	the Executive is no longer in the Company’s employment;

(b)	the Executive has given or received notice to terminate his employment; or

(c)	the Executive is under suspension for a disciplinary matter which results or would result in his dismissal in accordance with clause 19.6 or for gross misconduct.

7.4	Any bonus which would otherwise be payable to the Executive may, at the Board’s sole discretion, be reduced pro rata to take account of any period for which the Executive has been absent from work during the financial year to which the bonus relates.

7.5	The Executive has no contractual entitlement to receive a bonus, and payment of a bonus in any year does not give rise to any obligation on the Company to make a payment in any subsequent or future year.

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8.	LONG TERM INCENTIVE PLAN

8.1	The Executive is eligible to participate in such long-term incentive plans as the Company may establish for executives, including the 2020 Omnibus Incentive Plan, subject to the rules applicable to such plans as amended or varied from time to time at the sole discretion of the Company.

8.2	Annual awards granted to the Executive pursuant to the terms of any such long-term incentive plans shall have a grant date fair market value in US dollars equal to at least % of the Executive’s then-current annual base salary.

9.	EXPENSES

The Company will reimburse (or procure the reimbursement of) any reasonable out-of-pocket expenses properly and necessarily incurred by the Executive in the performance of his duties under this Agreement in accordance with any applicable policies and rules of the Company from time to time in force (including without limitation reimbursement for training costs incurred by the Executive during the course of his employment) provided that he provides reasonable evidence of his expenditure to the Company. Without limiting the foregoing, this provision shall include expenses incurred by the Executive in his capacity as a director of the Company and any of its subsidiaries to the extent applicable.

10.	OTHER BENEFITS

10.1	[For President Only] [The Executive will automatically join the Company pension scheme (the Scheme) unless he opts out. If the Executive does not opt out, then with effect from the first day of the month following initial enrolment into the Scheme the Company will contribute an amount equal to 15 per cent of the Executive’s salary (the Company pension contribution) to the Scheme in equal monthly instalments in arrears.]

10.2	[The Company reserves the right to change any of the benefits of the Scheme at any time or to substitute the Scheme with a different arrangement.]

10.3	[The Executive may elect to notify the Company that he wishes to receive a cash allowance in lieu of part or all of the Company pension contribution and the Company shall comply with any such request. Any allowance paid under this clause 11.3 will:

(a)	accrue on a daily basis and be payable in arrears (less any required deductions) in equal monthly instalments with the Executive’s salary; and

(b)	be reduced by an amount equal to any Company pension contribution payable in respect of the Executive to the Scheme.]

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10.4	[Membership in the Scheme and benefits payable from the Scheme are governed by the documentation governing the Scheme as amended from time to time.]

10.5	[For President Only] [The Executive will receive a housing allowance of GBP 120,000 per annum (less any required deductions) to be paid annually in advance and consistent with past practice.]

10.6	[For President Only] [The Company shall pay a Gross-Up Payment to the Executive, at the times and in the manner consistent with past practice, in respect of payments that are made to the Executive under Clauses 6, 7, and 10 (Covered Payments), where the Gross-Up Payment is an additional amount which, after the imposition of all income, employment, and excise taxes thereon is equal to the income, employment and excise taxes on the Covered Payments (the Covered Taxes), so that the Executive receives the same amount after payment of the Gross-Up Payment as he would have received under such provisions if the Covered Taxes had not been imposed. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay applicable taxes at Executive’s highest marginal rate of taxation in the year for which the Gross-Up Payment is to be made in the jurisdiction of Executive’s residence, net of the maximum reduction in such taxes which could be obtained from deduction of such taxes and application of all credits relating thereto. In the event that the Covered Taxes are subsequently determined by a tax authority upon audit or other tax proceeding to be less or more than the amount initially determined hereunder, the Executive shall repay to the Company, or the Company shall pay to the Executive, at the time that the amount of such reduction or increase in Covered Tax is finally determined, the difference between the Gross-Up Payment as finally determined and the initial Gross-Up Payment (including for the avoidance of doubt the portion of the Gross-Up Payment attributable to the Covered Taxes as adjusted by such final determination plus interest actually received from or owed to such tax authority, as the case may be). The Gross-Up Payment will be non-pensionable.]

10.7	[For Chief Executive Officer Only] [The Company agrees to pay for the cost of private airfare in connection with the Executive’s travel outside of Jordan. Family members may accompany the Executive on any such travel at no additional cost.]

11.	INSURANCE

During the Employment, subject to the Executive’s age or health not being such as to prevent cover being obtained without exceptional conditions or unusually high premiums, the Company will:

(a)	pay for the benefit of the Executive, his Spouse, and any dependent children subscriptions to the Company’s private medical expenses insurance arrangements from time to time in force;

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(b)	pay for the benefit of the Executive subscriptions to the Company’s permanent health insurance arrangements from time to time in force; and

(c)	pay for the benefit of the Executive subscriptions to the Company’s life assurance arrangements from time to time in force.

The Executive is also entitled to one gym / health club membership in accordance with Company policy.

12.	HOLIDAY

12.1	The Executive is entitled to a number of working days’ holiday with full salary each calendar year during his Employment (plus public holidays in the jurisdiction of employment) in accordance with Company policy. The right to paid holiday will accrue pro rata during each calendar year of the Employment.

12.2	Untaken holiday entitlement may not be carried forward to a future calendar year. Subject to clause 12.3 the Executive has no entitlement to be paid in lieu of accrued but untaken holiday.

12.3	On termination of the Employment, the Executive’s entitlement to accrued holiday pay shall be calculated on a pro rata basis (which calculation shall be made on the basis that each day of paid holiday is equivalent to 1/260 of the Executive’s salary). If the Executive has taken more working days’ paid holiday than his accrued entitlement, the Company is authorised to deduct the appropriate amount from his final salary instalment (which deduction shall be made on the basis that each day of paid holiday is equivalent to 1/260 of the Executive’s salary).

13.	SICKNESS AND OTHER INCAPACITY

13.1	Subject to the Executive’s compliance with any applicable Company policies with respect to notification and certification of periods of absence from work, the Executive will continue to be paid his full salary during any period of absence from work due to sickness, injury or other incapacity, up to a maximum of 5 weeks in aggregate in any period of 52 consecutive weeks. Such payment will be inclusive of any statutory sick pay payable in accordance with applicable legislation in force at the time of absence.

13.2	The Executive will not be paid during any period of absence from work (other than due to holiday, sickness, injury or other incapacity) without the prior permission of the Board.

13.3	The Executive agrees that he will undergo a medical examination by a doctor appointed by the Company at any time (provided that the costs of all such examinations are paid by the Company). The Company will be entitled to receive a copy of any report produced in connection with all such examinations and to discuss the contents of the report with the doctor who produced it.

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14.	CLAWBACK

14.1	The Executive acknowledges that the Company (or one or more of its parent companies) may from time to time adopt clawback policies pursuant to which in certain circumstances the Company (or one or more of its parent companies) may reduce amounts payable to the Executive and/or require the Executive to repay to the Company (or one or more of its parent companies) all or part of the amounts received by him pursuant to this Agreement. The Executive hereby agrees to be bound by such provisions.

15.	OTHER INTERESTS

15.1	Subject to clause 15.2, during the Employment the Executive will not (without the prior written consent of the Board or a duly authorized committee thereof) be directly or indirectly engaged, concerned or interested in any other business activity, trade or occupation.

15.2	Notwithstanding clause 15.1, (a) the Executive may hold for investment purposes an interest of up to five per cent in nominal value or (in the case of securities not having a nominal value) in number or class of securities in any class of securities listed on or dealt in a Recognised Investment Exchange, (b) the Executive may invest in widely held funds such as mutual funds or other hedge funds or private equity funds or make other investments in the ordinary course, (c) the Executive may, in the Board’s sole discretion, serve on the board of directors or equivalent body and committees thereof of one or more other public or private companies, provided that such service would not result in an actual or perceived conflict of interest with the Executive’s duties to the Company and its affiliates, (d) the Executive may perform services for or serve on the governing body of one or more charitable, civic or other professional organizations from time to time and (e) the Executive may engage in other activities as agreed by the Board or a duly authorized committee thereof.

15.3	In the event that the Executive becomes aware of any conflicts of interest that may arise, he must disclose these to the Board together with any information or knowledge acquired or gained by him in any manner whatsoever whilst he continues in office which may be of value or which may be to the detriment of the Company or any of its subsidiary undertakings.

16.	SHARE DEALING AND OTHER CODES OF CONDUCT

16.1	The attention of the Executive is drawn to the fact that as an executive officer and/or director of the Company or one or more of its affiliated companies he is subject to such terms and conditions contained in the organizational documents of the Company as are applicable to executive officers and/or directors and to the duties and obligations placed on him by any insider trading policies adopted by the Company and its parent companies and applicable legislation in Bermuda, the United States and elsewhere with respect to insider trading and also, where appropriate, to all applicable rules and regulations of the Nasdaq Capital Market and any other relevant regulatory bodies, including rules governing share dealings by executive officers and directors and other employees adopted by the Board (together the Rules), copies of which have been provided to the Executive.

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16.2	The Executive will comply with the Rules (as amended or replaced from time to time) and with all codes of conduct adopted from time to time by the Board.

17.	INTELLECTUAL PROPERTY

It shall be part of the Executive’s normal duties or other duties specifically assigned to him (whether or not during normal working hours and whether or not performed at the Executive’s normal place of work) at all times to consider in what manner and by what new methods or devices the products, services, processes, equipment or systems of the Company and the Group Companies with which he is concerned or for which he is responsible might be improved and might, as part of such duties, originate designs (whether registrable or not) or patentable work or other work in which copyright, database rights or trade mark rights (together Employee Works) may subsist. Accordingly:

(a)	the Executive shall forthwith disclose full details of any Employee Works in confidence to the Company and shall regard himself in relation to any Employee Works as a trustee for the Company;

(b)	all intellectual property rights in any Employee Works shall vest absolutely in the Company which shall be entitled, so far as the law permits, to the exclusive use thereof;

(c)	notwithstanding (b) above, the Executive assigns to the Company all right, title and interest, present and future, anywhere in the world, in copyright and in any other intellectual property rights in respect of all Employee Works written, originated, conceived or made by the Executive (except only those Employee Works written, originated, conceived or made by the Executive wholly outside his normal working hours hereunder and wholly unconnected with the Employment) during the continuance of the Employment;

(d)	the Executive hereby waives all moral rights as author under the Copyright Designs and Patents Act 1988 or any equivalent laws (in the UK, Jordan or otherwise) in respect of any Employee Works; and

(e)	the Executive agrees and undertakes that at any time during or after the termination of the Employment he will execute such deeds or documents and do all such acts and things as the Company may deem necessary or desirable to substantiate its rights in respect of the matters referred to above including for the purpose of obtaining letters patent or other privileges in all such countries as the Company may require.

18.	DISCIPLINARY AND GRIEVANCE PROCEDURES

18.1	There is no formal disciplinary procedure in relation to the Employment. If the Executive is dissatisfied with any disciplinary decision taken in relation to him he may appeal in writing to the Chairman of the Board within seven (7) days of that decision. The Chairman’s decision shall be final.

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18.2	There is no formal grievance procedure in relation to the Employment. If the Executive has any grievance in relation to the Employment he may raise it in writing with the Chairman of the Board whose decision shall be final.

19.	TERMINATION

19.1	Either party may terminate the Employment in accordance with clause 3.3.

19.2	In lieu of giving notice to terminate the Executive’s employment or at any time during any notice period (following service of notice either by the Executive or the Company), the Company may in its sole discretion (but is not obliged to) terminate the Executive’s employment with immediate effect and make a payment in lieu of notice (the Payment in Lieu) of an amount equal to the Executive’s normal base salary as though the Executive had continued working during the notice period, or portion thereof, as well as the cost to the Company of the benefits provided pursuant to clauses 10 and 11 the Executive would have been entitled to receive during that period (or, in the alternative, the Company may in its sole discretion continue to provide such benefits during that period).

19.3	For the avoidance of doubt the Executive will not be entitled to receive any payment in addition to the Payment in Lieu in respect of any holiday entitlement that would have accrued during the period for which the Payment in Lieu is made.

19.4	In the event that the Company exercises its right to terminate the Executive’s employment for any reason other than disability or Cause (as defined below), if the Executive terminates this Agreement for Good Reason (as defined below), or in the event of the Executive’s termination of employment due to a Change of Control (but subject to Section 23 hereof), the Company will pay or provide the Executive with the following:

(a)	Accrued Obligations (as defined below) within sixty (60) days following the date of termination (or such shorter period as may be required by applicable law),

(b)	an amount equal to the sum of (i) two (2) times the Executive’s annual salary described in clause 6 hereof, and (ii) two (2) times the Executive’s annual bonus target opportunity for the year in which such termination of employment occurs, paid in a lump sum within sixty (60) following the date of such termination, less applicable withholdings and deductions,

(c)	payment in respect of the Executive’s unpaid accrued holiday benefits, if any, described in clause 12.3 within sixty (60) days following the date of termination (or such earlier date as may be required by applicable law), and

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(d)	all then-outstanding unvested equity or equity-based awards shall vest notwithstanding any termination of employment provisions therein.

Items (a) through (d), collectively, the Severance Benefits.

19.5	The Severance Benefits shall be subject to such deductions as may be required by law and shall be made in full and final settlement of any claims (other than statutory claims) the Executive may have against the Company or any Group Company arising from the Employment or the termination thereof. The Executive further understands and agrees that receipt of the Severance Benefits (except (a) and (c) above) shall be subject to and expressly conditioned upon the Executive providing a general release of all claims arising out of this Agreement, the parties’ employment relationship, or termination of this Agreement and the parties’ employment relationship, and the Executive refraining from any conduct that constitutes a material breach of this Agreement (the Release) in a form reasonably satisfactory to the Company. The Release shall be executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following termination.

19.6	The term Good Reason for the purposes of this Agreement means the occurrence of any of the following without the Executive’s consent: (i) a material adverse change in the Executive’s title, duties, or responsibilities (including reporting responsibilities); (ii) a material reduction in the Executive’s base salary and/or material target bonus potential (which, for the avoidance of doubt, shall not include a failure to achieve the applicable target performance matrix) and (iii) any relocation of the Executive’s principal office by more than 50 miles from the Executive’s office in [city] (excluding customary business travel) associated with the Executive’s job responsibilities. The Company and the Executive agree that Good Reason shall not exist unless and until the Executive provides the Company with written notice of the acts alleged to constitute Good Reason within ninety (90) days of the Executive’s knowledge of the occurrence of such event, and the Company fails to cure such acts within thirty (30) days of receipt of such notice, if curable. The Executive must terminate the Executive’s employment with the Company within sixty (60) days following the expiration of such cure period for the termination to be on account of Good Reason. The term “Good Reason” or equivalent thereof contained in any LTIP arrangements of the Company shall be defined as defined herein.

19.7	If the Company terminates the Executive’s employment for Cause, or if the Executive resigns for reasons other than Good Reason, the Company shall not have any obligation to provide notice or pay any of the continued salary and benefits described above to the Executive, other than earned and unpaid base salary through the date of termination, accrued unused paid time off, earned and unpaid annual bonus for the fiscal year prior to the fiscal year of termination, if any, and other vested, accrued and unpaid benefits to which the Executive is legally entitled pursuant to the terms of any Company benefit plan or policy then in effect (collectively, Accrued Obligations).

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19.8	The Company may terminate the Employment immediately and with no liability to make any further payment to the Executive (other than in respect of Accrued Obligations) if the Executive:

(a)	is convicted of a criminal offence (other than a road traffic offence not subject to a custodial sentence); or

(b)	is guilty of theft, physical violence, sexual misconduct, dishonesty or fraud.

This clause shall not restrict any other right the Company may have (whether at common law or otherwise) to terminate the Employment summarily. Any terminations pursuant to items (a) and/or (b) above shall constitute Cause for purposes of this Agreement.

Any delay by the Company in exercising its rights under this clause shall not constitute a waiver of those rights.

19.9	On termination of the Employment for whatever reason (and whether in breach of contract or otherwise) the Executive will:

(a)	immediately deliver to the Company all books, documents, papers, computer records, computer data, credit cards, laptop and mobile electronic devices provided by the Company, and any other property relating to the business of or belonging to the Company or any other Group Company or any of its or their customers, clients or suppliers which is in his possession or under his control. The Executive is not entitled to retain copies or reproductions of any documents, papers or computer records relating to the business of or belonging to the Company or any other Group Company;

(b)	immediately resign from any office he holds with the Company or any other Group Company (and from any related trusteeships) without any compensation for loss of office. Should the Executive fail to do so he hereby irrevocably appoints the Company to be his attorney to sign any documents and do any thing to give effect to his resignation from office; and

(c)	immediately pay to the Company or, as the case may be, any other Group Company all outstanding loans or other amounts due or owed to the Company or any Group Company. The Executive confirms that, should he fail to do so, the Company is to be treated as authorised to deduct from any amounts due or owed to the Executive by the Company (or any other Group Company) a sum equal to such amounts.

19.10	The Executive will not at any time after termination of the Employment represent himself as being in any way concerned with or interested in the business of, or employed by, the Company or any other Group Company.

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20.	SUSPENSION

20.1	Where notice of termination has been served by either party whether in accordance with clause 3.3 or otherwise, the Company shall be under no obligation to provide work for or assign any duties to the Executive for the whole or any part of the relevant notice period and may require him:

(a)	not to attend any premises of the Company or any other Group Company; and/or

(b)	to resign with immediate effect from any offices he holds with the Company or any other Group Company (and any related trusteeships); and/or

(c)	to refrain from business contact with any customers, clients or employees of the Company or any Group Company;

(d)	to take any holiday which has accrued under clause 12 during any period of suspension under this clause 20.1;

(e)	not to compete with the Company or any Group company; and/or

(f)	not to do any act or thing or make or cause to be made any statement reasonably likely to damage the business or reputation of the Company or any Group Company and the Executive must use all reasonable efforts to ensure that his Spouse does not do any such act or thing or make or cause to be made any such statements.

20.2	The provisions of clause 15.1 shall remain in full force and effect during any period of suspension under this clause 20. The Executive will also continue to be bound by duties of good faith and fidelity to the Company and remain available to perform such duties and/or exercise such powers, authorities and discretions (if any) when called upon by the Company to do so during any period of suspension under this clause 20.

Any suspension under this clause 20 shall be on full salary and benefits.

20.3	The Company may suspend the Executive from the Employment during any period in which the Company is carrying out a disciplinary investigation into any alleged acts or defaults of the Executive. Such suspension shall be on full salary and benefits.

20.4	In the event that the Executive is assigned no duties during a period of suspension under this clause 20, the Company may in its sole discretion appoint another person to perform his responsibilities in his place.

21.	RESTRAINT ON ACTIVITIES OF EXECUTIVE AND CONFIDENTIALITY

21.1	The Executive will keep secret and will not at any time (whether during the term of Employment or thereafter) use for his own or another’s advantage, or reveal to any person, firm, company or organisation and shall use his best endeavours to prevent the publication or disclosure of any Confidential Information.

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21.2	The restrictions in this clause shall not apply:

(a)	to any disclosure of information which is already in the public domain otherwise than by breach of this Agreement;

(b)	to any disclosure of information which was known to, or in the possession of, the Executive prior to his receipt of such information in the course of the Employment;

(c)	to any disclosure of information which has been conceived or generated by the Executive independently of any information or materials received or acquired by the Executive during the course of the Employment;

(d)	to any disclosure or use authorised by the Board or required in the proper performance of the Executive’s duties under this Agreement or by any applicable laws or regulations, including, without limitation, to any disclosure required for patent purposes provided that the Executive promptly notifies the Company when any such disclosure requirement arises to enable the Company to take such action as it deems necessary, including, without limitation, to seek an appropriate protective order and/or make known to the appropriate government or regulatory authority or court the proprietary nature of the Confidential Information and make any applicable claim of confidentiality with respect hereto;

(e)	so as to prevent the Executive from using his own personal skill, experience and knowledge in any business in which he may be lawfully engaged after the Employment is ended; or

(f)	to prevent the Executive making a protected disclosure within the meaning of section 43A of the UK Employment Rights Act 1996 or any equivalent legislation in the country in which the Executive is working.

21.3	Notwithstanding anything to the contrary, the Executive understands and acknowledges that the Company has informed the Executive that an individual shall not be held criminally or civilly liable under any US federal or state trade secret law for (i) the disclosure of a trade secret that is made in confidence to a US federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal. Additionally, notwithstanding anything to the contrary, the Executive understands and acknowledges that the Company has informed the Executive that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to a court order.

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21.4	Nothing in this Agreement or any other agreement between the Executive and the Company shall be interpreted to limit or interfere with the Executive’s right to report good faith suspected violations of law to applicable government agencies, including the Equal Employment Opportunity Commission, National Labor Relation Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other applicable US federal, state or local governmental agency, in accordance with the provisions of any “whistleblower” or similar provisions of local, state or federal law. The Executive may report such suspected violations of law, even if such action would require the Executive to share the Company’s Confidential Information or trade secrets with the government agency, provided that any such Confidential Information is protected to the maximum extent permissible and any such information constituting trade secrets under applicable law is filed only under seal in connection with any court proceeding. Lastly, nothing in this Agreement or any other agreement between the Executive and the Company will be interpreted to prohibit the Executive from collecting any financial incentives in connection with making such reports nor to require the Executive to notify or obtain approval by the Company prior to making such reports to a government agency.

22.	POST-TERMINATION COVENANTS

22.1	For the purposes of this clause 22 the term “Termination Date” shall mean the date of the termination of the Employment howsoever caused (including, without limitation, termination by the Company which is in repudiatory breach of this Agreement).

22.2	In order to protect the Confidential Information, trade secrets and business connections of the Company and any Group Company to which the Executive has access as a result of the Employment, the Executive covenants with the Company (for itself and as trustee and agent for each other Group Company) that he shall not, whether directly or indirectly, on his own behalf or on behalf of or in conjunction with any other person, firm, company or other entity:

(a)	for the period of (subject to clause 22.3 below) twelve (12) months following the Termination Date, solicit or entice away or endeavour to solicit or entice away from the Company or any Group Company any person, firm, company or other entity who is, or was, in the twelve (12) months immediately prior to the Termination Date, a customer of the Company or any Group Company with whom the Executive had business dealings during the course of the Employment in that twelve (12) month period. Nothing in this clause (a) shall prohibit the seeking or doing of business not in direct or indirect competition with the business of the Company or any Group Company;

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(b)	for the period of (subject to clause 22.3 below) twelve (12) months following the Termination Date, have any business dealings with any person, firm, company or other entity who is, or was, in the twelve (12) months immediately prior to the Termination Date, a customer of the Company or any Group Company with whom the Executive had business dealings during the course of the Employment in that twelve (12) month period. Nothing in this clause (b) shall prohibit the seeking or doing of business not in direct or indirect competition with the business of the Company or any Group Company;

(c)	for the period of (subject to clause 22.3 below) twelve (12) months following the Termination Date, solicit or entice away or endeavour to solicit or entice away from the Company or any Group Company any person, firm, company or other entity who is, or was, in the twelve (12) months immediately prior to the Termination Date, a prospective customer of the Company or any Group Company. For the purposes of this clause 22.2(c) the term “prospective client” shall mean any person, firm, company or other entity which was, in the twelve (12) months immediately prior to the Termination Date, being actively solicited or responded positively to canvassing by the Company or any Group Company and with which solicitation the Executive was personally involved in the course of the Employment in that time period. Nothing in this clause 22.2(c) shall prohibit the seeking or doing of business not in direct or indirect competition with the business of the Company or any Group Company.

(d)	for the period of (subject to clause 22.3 below) twelve (12) months following the Termination Date, solicit or entice away or endeavour to solicit or entice away any individual who is employed or engaged by the Company or any Group Company in a managerial capacity and with whom the Executive had business dealings during the course of the Employment in the twelve (12) month period immediately prior to the Termination Date;

(e)	for the period of (subject to clause 22.3 below) twelve (12) month following the Termination Date, carry on, set up, be employed, engaged or interested in a business anywhere in the United Kingdom, Bermuda, Jordan or the United States which is or is about to be in competition with the business of the Company or any Group Company as at the Termination Date with which the Executive was actively involved during the twelve (12) month period immediately prior to the Termination Date. The provisions of this clause 22.2(e) shall not, at any time following the Termination Date, prevent the Executive from holding shares or other capital not amounting to more than 5% of the total issued share capital of any company whether listed on a recognised stock exchange or not and, in addition, shall not prohibit the seeking or doing of business not in direct or indirect competition with the business of the Company or any Group Company;

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(f)	at any time after the Termination Date, represent himself as connected with the Company or any Group Company in any capacity, other than as a former employee, or use any registered names or trading names associated with the Company or any Group Company.

22.3	The period during which the restrictions referred to in clauses 22.2(a) - 22.2(e) inclusive shall apply following the Termination Date shall be reduced by the amount of time during which, if at all, the Company suspends the Executive under the provisions of clause 20.1.

22.4	The Executive agrees that if, during either the term of the Employment or the period of the restrictions set out in clauses 22.2(a) - 22.2(e) inclusive (subject to the provisions of clause 22.3), he receives an offer of employment or engagement, he will provide a copy of this clause 22 to the offeror as soon as is reasonably practicable after receiving the offer and will inform the Company of the identity of the offeror as soon as possible after the offer is accepted.

22.5	The Executive warrants that the covenants contained in this clause 22 are reasonable and necessary to protect the Company and any Group Company’s legitimate business interests.

22.6	Each of the restrictions in this clause 22 is intended to be separate and severable. If any of the restrictions shall be held to be void but would be valid if part of their wording were deleted, such restriction shall apply with such deletion as may be necessary to make it valid or effective.

22.7	The Executive will, at the request and expense of the Company, enter into a separate agreement with any Group Company that the Company may require under the terms of which he will agree to be bound by restrictions corresponding to those contained in clauses 22.2(a) - 22.2(f) inclusive (or such as may be appropriate in the circumstances).

23.	CHANGE OF CONTROL

23.1	Upon the occurrence of a Change of Control, the Executive’s employment with the Company and any member of the Group shall automatically be terminated in connection with such transaction. The Executive shall be entitled to receive the Severance Benefits, as described in clause 19.4 upon the consummation of a Change of Control, except that for this purpose clause 19.4(b) shall be “an amount equal to the sum of (i) three (3) times the Executive’s highest annual salary during the previous three years including the year in which the Change of Control occurs, (ii) three (3) times the Executive’s highest annual bonus target opportunity during the previous three years including the year in which the Change of Control occurs, and (iii) three (3) times the grant date fair market value in US dollars of the highest annual equity award granted to the Executive during the previous three years including the year in which the Change of Control occurs pursuant to the terms of any long-term incentive plan which the Company may establish for executives,”.

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24.	EXECUTIVE’S POSITION AS EXECUTIVE OFFICER AND/OR DIRECTOR

24.1	The Executive’s duties as an executive officer and/or director of the Company or any other Group Company are subject to the applicable organizational documents of the relevant company for the time being.

24.2	If during the Employment the Executive ceases (other than by resigning) to be an executive officer or director of the Company, this Agreement and the Employment will continue for the time being with the Executive being an employee only and the terms of this Agreement (other than those relating to the Executive being an executive officer and/or director of the Company) shall continue in full force and effect. The Executive shall have no claim against the Company in respect of such cessation of office.

25.	WAIVER OF RIGHTS

25.1	If the Employment is terminated by either party and the Executive is offered re-employment by the Company (or employment with another Group Company) on terms no less favourable in all material respects than the terms of the Employment under this Agreement, the Executive shall have no claim against the Company in respect of such termination.

26.	DATA PROTECTION

26.1	The Executive undertakes to comply in full with any Company or Group Company global privacy policy in force from time to time; and any Company or Group Company internet or email policies in force from time to time.

26.2	The Executive consents to the Company collecting, retaining and processing data including sensitive personal data about the Executive for legal, personnel, administrative and management purposes. This data includes but is not limited to name and address, salary details, bank details, data of birth, age, sex, ethnic origin, next of kin, sickness records, medical reports and details of criminal convictions. This information will only be used so that the Company can monitor its compliance with the law and best practice in areas such as equal opportunity, pay and benefits, administration, performance appraisal and disciplinary matters. If the Executive’s personal information changes, the Executive agrees to notify the Company so that the Company can update its records. The Executive consents to the processing and disclosure of such data both inside and, where necessary, outside the European Economic Area, for the purpose of the administration and management of the Executive’s employment and/or the Company’s or any Group Company’s business.

26.3	The Executive undertakes to comply with such rules or procedures regarding data protection matters as may be adopted by the Company or any Group Company from time to time.

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27.	EMAIL AND INTERNET USE

27.1	Within the bounds of the law, the Company reserves the right to monitor the Executive’s use of the Company’s electronic communications system on a regular basis (including during any notice period, if applicable) and to monitor and record logging and traffic information as well as actual content (including the content of personal email and internet sites visited) in the Company’s legitimate business interest, for example security or disciplinary reasons. All documents, communications and other files created, sent or received on email or through the internet or intranet are the Company’s property.

27.2	Upon request by the Company, the Executive must give the Company access to his Company PC, laptop, and any mobile electronic devices provided by the Company. Failure to comply with such a request will be regarded as a serious breach of this Agreement by the Executive and may result in disciplinary action being taken against him, up to and including dismissal without notice or pay in lieu of notice.

28.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of a counterpart of this Agreement by e-mail attachment or telecopy shall be an effective mode of delivery.

29.	THIRD PARTY BENEFICIARIES

There are no third party beneficiaries with respect to this Agreement.

30.	MISCELLANEOUS

30.1	This Agreement, together with any other documents referred to in this Agreement, constitutes the entire agreement and understanding between the parties, and supersedes all other agreements both oral and in writing between the Company and the Executive (other than those expressly referred to herein). The Executive acknowledges that he has not entered into this Agreement in reliance upon any representation, warranty or undertaking which is not set out in this Agreement or expressly referred to in it as forming part of the Executive’s contract of employment.

30.2	The Executive represents and warrants to the Company that he will not by reason of entering into the Employment, or by performing any duties under this Agreement, be in breach of any terms of employment with a third party whether express or implied or of any other obligation binding on him.

30.3	Any items hereunder that are described as “per Company policy” may be modified from time-to-time by the Company (or other applicable Group Company). In the event of any inconsistency between this Agreement and the terms of any Company policy, the terms of the Company policy shall be controlling absent an express statement in this Agreement to confer a different benefit.

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30.4	Any notice to be given under this Agreement to the Executive may be served by being handed to him personally or by being sent by recorded delivery first class post to him at his usual or last known address; and any notice to be given to the Company may be served by being left at or by being sent by recorded delivery first class post (or its equivalent) to its registered office for the time being. Any notice served by post shall be deemed to have been served on the day (excluding Sundays and public holidays) next following the date of posting and in proving such service it shall be sufficient proof that the envelope containing the notice was properly addressed and posted as a prepaid letter by recorded delivery first class post.

30.5	Any reference in this Agreement to any statute, law, rule or regulation shall be deemed to include any statutory modification or re-enactment or other amendment or supplement thereof.

30.6	This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by, and shall be construed in accordance with, the laws of England. The Courts of England shall have exclusive jurisdiction in relation to all disputes arising out of or in connection with this Agreement.

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SIGNED as a DEED and	)
DELIVERED by the	)
EXECUTIVE in the presence of:	)

SIGNED for and on behalf of	)
the COMPANY:	)

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